UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: August 4, 2014

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8500 Station Street, Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 4, 2014, the Board of Directors of Gas Natural Inc. (the “Company”), adopted an amendment (the “Amendment”) to the Code of Regulations of the Company (the “Regulations”). The Amendment became effective immediately on its adoption. The Amendment increases the stock ownership threshold that enables a shareholder of the Company to call a special meeting of the shareholders from 10% to 25%.

The text of the Amendment to the Regulations is filed as Exhibit 3.2 to this Current Report on Form 8-K and incorporated herein by reference.

On August 1, 2014, the Company received a letter from Algonquin Power & Utilities Corp. dated July 30, 2014 seeking to call a special meeting of shareholders to remove the current Board and to elect Algonquin’s nominees to the Board. Prior to the Amendment, the Company’s Regulations provided that shareholders holding 10% of the Company’s voting stock were entitled to call a special meeting. It is our understanding that Algonquin holds less than 5% of the Company’s stock and is soliciting other shareholders to join in its request to call this special meeting. As of today, the Company has only received Algonquin’s request.

The Board of Directors adopted the Amendment to raise the threshold for calling a special meeting to 25% because it believes it is in the best interest of our shareholders to have the threshold at this level. The Company’s shareholders properly elected the current directors at the annual meeting of shareholders held just last week on July 30, 2014. As the Company has previously disclosed, Algonquin has made several offers to buy the Company that the Board has rejected as inadequate and not in our shareholders’ best interests. Although Algonquin failed to propose any nominees for election to the Board at last week’s annual meeting, they now seek to do so only days after the meeting. The Board feels that Algonquin’s continued attempts to take over the Company are a distraction from executing the Company’s growth strategy and maximizing shareholder value and does not feel the expense of holding another shareholder meeting is in the Company’s best interests unless the meeting is requested by the holders of a significant number of shares. As a result, the Board elected to increase the threshold to 25%, the default under Ohio law.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.2	Amendment No. 1 to the Code of Regulations of Gas Natural Inc., dated August 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Gregory R. Osborne
Name:	Gregory R. Osborne
Title:	Chief Executive Officer

Dated: August 6, 2014